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                                 Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
IMCO Recycling Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of IMCO Recycling Inc., of our report dated January 31, 2000, relating to the consolidated balance sheets of IMCO Recycling Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of IMCO Recycling Inc.


                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP

Dallas, Texas
February 15, 2001